As filed with the Securities and Exchange Commission on October 16, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Marriott Vacations Worldwide Corporation

(Exact name of registrant as specified in its charter)

Delaware	45-2598330
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6649 Westwood Blvd. Orlando, FL	32821
(Address of Principal Executive Offices)	(Zip Code)

MARRIOTT VACATIONS WORLDWIDE CORPORATION

DEFERRED COMPENSATION PLAN

(Full title of the plan)

James H Hunter, IV

Executive Vice President and General Counsel

Marriott Vacations Worldwide Corporation

6649 Westwood Blvd.

Orlando, FL 32821

(Name and address of agent for service)

(407) 206-6000

(Telephone number, including area code, of agent for service)

Copy to:

Stephen I. Glover

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5306

(202) 955-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Deferred Compensation Obligations	$20,000,000	100%	$20,000,000	$2,576

(1)	The Deferred Compensation Obligations are unsecured obligations of Marriott Vacations Worldwide Corporation to pay deferred compensation in the future in accordance with the terms of the Marriott Vacations Worldwide Corporation Deferred Compensation Plan.
(2)	Calculated solely for purposes hereof pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Marriott Vacations Worldwide Corporation, a Delaware corporation (the “Company”), relating to $20,000,000 of unsecured obligations of the Company to pay deferred compensation in the future (the “Obligations”) in accordance with the terms of the Marriott Vacations Worldwide Corporation Deferred Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Company with the SEC pursuant to the Securities Act, and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K filed on February 22, 2013 for the fiscal year ended December 28, 2012 (the “Form 10-K”);

(b)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s Form 10-K referred to in (a) above; and

(c)	The Company’s Registration Statement on Form 10-12B (Registration No. 001-35219) initially filed with the SEC on June 28, 2011, as amended, which includes a description of the Company’s capital stock provided under the heading “Description of Capital Stock” in the information statement attached as Exhibit 99.1, and any amendment or report filed with the SEC for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

This Registration Statement registers $20,000,000 of Obligations to be offered to certain eligible employees and non-employee members of the Board of Directors of the Company. The Obligations are general unsecured and unfunded obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan. Under the terms of the Plan, each Plan participant may elect to defer receipt of up to 80% of his or her base salary, bonuses and/or commissions and all or part of any non-employee director fees until such future date as he or she elects in accordance with the terms of the Plan. The Company may credit participants’ accounts with additional amounts, referred to as employer credits, in an amount equal to any matching contributions that the participant did not receive for a year under the Marriott Vacations Worldwide Corporation 401(k) Retirement Savings Plan, or any successor plan thereto, due to the participant’s election to defer amounts under the Plan. In addition, the Company may, in its sole discretion, credit participants’ accounts with additional employer credits. Discretionary employer credits, if any, vest at a rate of 25% per year on the first four anniversaries of the date the discretionary employer credit was allocated to the participant’s account, provided that the participant remains in continued service with the Company. On a participant’s separation from service, unvested discretionary employer credits are generally forfeited. Upon a change in control of the Company or a participant’s death or retirement after reaching age 55 and completing ten continuous years of service, all employer credits immediately vest in full. All employer credits (whether vested or unvested) may be forfeited if the participant competes with the Company or solicits or hires a key employee of the Company in another business during the period of employment and five years thereafter, or the participant uses or discloses confidential Company information.

Although the Plan will not initially be funded, upon a change in control of the Company, the Company or any successor entity will deposit a sum equal to the amounts deferred under the Plan into a trust fund; provided that such trust will not be funded if the funding would result in taxable income to a participant by reason of Section 409A(b) of the Internal Revenue Code of 1986, as amended. In addition, at such other time as determined by the Board of Directors of the Company, payments due to be made under the Plan may be paid out of assets transferred by the Company to a trust fund maintained pursuant to the terms and conditions of a trust agreement.

A Plan participant may elect to receive his or her deferred amounts and vested employer credits (including amounts credited or debited with respect thereto) in a lump sum or in installments over five, ten, fifteen or twenty years at either a separation from service or upon any of the first five (5)

anniversaries of a separation from service. Alternatively, a Plan participant may elect to receive his or her deferred amounts and vested employer credits (including amounts credited or debited with respect thereto) in a lump sum in January of a specified year, so long as employer credits are deferred for at least four years and all other amounts are deferred for at least three years.

Participants’ accounts will be credited with an investment return determined as if the account were invested in one or more investment funds made available by the administrator of the Plan (or which may be based on a fixed rate of interest selected by the administrator). If alternatives for deemed investments or rates of return are made available by the Administrator, participants may elect from among the alternatives. Investment fund alternatives, which may be based on a fixed rate of interest, are determined by the Committee designated as the fiduciary of the Marriott Vacations Worldwide Corporation 401(k) Retirement Savings Plan, the Compensation Policy Committee of the Company’s Board of Directors, or the Company’s Board of Directors, which administer and interpret the Plan.

The Obligations represent the Company’s obligation to pay an amount equal to the sum of each participant’s accounts, adjusted by amounts credited or debited to such accounts based on the reported investment performance of the selected investment fund alternatives, less all distributions made to such participant pursuant to the Plan. The Obligations are unassignable and non-transferable. No benefit or interest in the Plan is subject in any manner to sale, assignment, transfer, pledge, anticipation, mortgage or other encumbrance, hypothecation, or conveyance prior to actual payment of the amount other than (a) to a participant’s beneficiary in accordance with the terms of the Plan; (b) pursuant to a domestic relations order deemed legally sufficient by the Plan administrator, or (c) by will or the laws of descent and distribution.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law, or DGCL, authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The Company’s Certificate of Incorporation (the “Charter”) provides that, to the fullest extent permitted by the DGCL, no director will be personally liable to the Company or to its shareholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding this provision, pursuant to Section 102(b)(7) of the DGCL a director can be held liable (1) for any breach of the director’s duty of loyalty to the Company or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (which concerns unlawful payments of dividends, stock purchases or redemptions), or (4) for any transaction from which the director derives an improper personal benefit.

While the Charter provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate this duty. Accordingly, the Charter has no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions of the Charter described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

The Company’s Bylaws require it to indemnify any person who was or is a party or is threatened to be made a party to, or was otherwise involved in, a legal proceeding by reason of the fact that he or she is or was a director or an officer of the Company or, while a director, officer or employee of the

Company, is or was serving at the Company’s request as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent authorized by the DGCL, as it exists or may be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement by or on behalf of such person) actually and reasonably incurred in connection with such service. The Company is authorized under its Bylaws to carry directors’ and officers’ insurance protecting the Company, any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Company would have the power to indemnify the person under the DGCL. The Company may, to the extent authorized from time to time, indemnify any of its agents to the fullest extent permitted with respect to directors, officers and employees in the Company’s Bylaws.

By its terms, the indemnification that is provided in the Company’s Bylaws is not exclusive of any other rights that the indemnified party may be or become entitled to under any law, agreement, vote of shareholders or directors, provisions of the Company’s Charter or Bylaws or otherwise. Any amendment, alteration or repeal of the Company’s Bylaws’ indemnification provisions is, by the terms of the Company’s Bylaws, prospective only and will not adversely affect the rights of any indemnitee in effect at the time of any act or omission occurring prior to such amendment, alteration or repeal.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Restated Certificate of Incorporation of Marriott Vacations Worldwide Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 22, 2011).

4.2	Restated Bylaws of Marriott Vacations Worldwide Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on November 22, 2011).

4.3	Marriott Vacations Worldwide Corporation Deferred Compensation Plan.

5.1	Opinion of Foley & Lardner LLP.

23.1	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included on signature page).

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Marriott Vacations Worldwide Corporation certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on October 16, 2013.

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:	/s/ Stephen P. Weisz
Stephen P. Weisz
President, Chief Executive Officer and Director (Principal Executive Officer)

We, the undersigned officers and directors of Marriott Vacations Worldwide Corporation, do hereby constitute and appoint James H Hunter, IV and Stephen P. Weisz, and each of them acting alone, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said registrant to comply with the Securities Act and any rules, regulations and requirements of the SEC, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) and supplements hereto and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done or have done or caused to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on October 16, 2013.

Signature	Title

/s/ John E. Geller, Jr. John E. Geller, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Laurie A. Sullivan Laurie A. Sullivan	Senior Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ William J. Shaw William J. Shaw	Chairman and Director

/s/ C.E. Andrews C. E. Andrews	Director

/s/ Raymond L. Gellein, Jr. Raymond L. Gellein, Jr.	Director

/s/ Thomas J. Hutchison III Thomas J. Hutchison III	Director

/s/ Melquiades R. Martinez Melquiades R. Martinez	Director

/s/ William W. McCarten William W. McCarten	Director

/s/ Dianna F. Morgan Dianna F. Morgan	Director

/s/ Stephen P. Weisz Stephen P. Weisz	Director

EXHIBIT INDEX

4.1	Restated Certificate of Incorporation of Marriott Vacations Worldwide Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 22, 2011).

4.2	Restated Bylaws of Marriott Vacations Worldwide Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on November 22, 2011).

4.3	Marriott Vacations Worldwide Corporation Deferred Compensation Plan.

5.1	Opinion of Foley & Lardner LLP.

23.1	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included on signature page).